EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated August 5, 2016, relating to the consolidated and combined financial statements of Urban Edge Properties LP, which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph regarding the allocations of certain expenses as discussed in Note 2, appearing in the Current Report on Form 8-K of Urban Edge Properties LP dated August 5, 2016, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
August 5, 2016